Exhibit 10.1
Executive Compensation Notification
Chairman and Chief Executive Officer
2010 Fiscal Year Compensation Program of Chairman and Chief Executive Officer.
2010 Fiscal Year Base Salaries: Table I below sets forth the 2010 fiscal year base salaries for Mr. Horton and Mr. Tomnitz.
Table I

		Annual Base Salary	Performance Bonus
Name	Office	(2010 Fiscal Year)	(2010 Fiscal Year)
Donald R. Horton	Chairman of the Board	$1,000,000	See Below

Donald J. Tomnitz	Vice Chairman, President and CEO	$900,000	See Below
2000 Amended and Restated Incentive Bonus Plan.
2010 Fiscal Year Annual Performance Bonus: The Compensation Committee approved performance-based goals for measuring short-term performance bonuses that may be earned by Mr. Horton and Mr. Tomnitz during the 2010 fiscal year. The 2010 performance goals were established under the Company’s 2000 Amended and Restated Incentive Bonus Plan. The 2010 fiscal year performance goal for Mr. Horton and Mr. Tomnitz relates to consolidated pre-tax income as set forth below.
Annual Performance Bonus — Performance related to Pre-Tax Income:
Under the 2010 fiscal year performance bonus program, each of Mr. Horton and Mr. Tomnitz has the opportunity to earn the following performance-based bonus:
(1)	2.0% of Pre-Tax Income of the Company for the quarter ending December 31, 2009 (but not below $0).

(2)	2.0% of Pre-Tax Income of the Company for the quarter ending March 31, 2010 (but not below $0).

(3)	2.0% of Pre-Tax Income of the Company for the quarter ending June 30, 2010 (but not below $0).

(4)	2.0% of Pre-Tax Income of the Company for the quarter ending September 30, 2010 (but not below $0).

“Pre-Tax Income” shall mean income before income taxes, as publicly reported by the Company in its quarterly or annual financial statements, as applicable, prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.
The Compensation Committee reserves the right to pay any bonus hereunder in cash or equity or a combination of both and reserves the right to adjust downward, in part or in whole, the 2010 fiscal year performance bonus.
Other Long-Term Benefits.
Consistent with prior years, Mr. Horton and Mr. Tomnitz may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. Furthermore, if the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2010), then the Company will establish a liability to him equal to 10% of his annual base salary as of the first day of the current fiscal year (for example October 1, 2009). This liability will accrue earnings in future years at a rate established by the administrative committee.